EXHIBIT 1.6
     This Security is in global form within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company, a New York corporation (“DTC”), or a nominee of DTC, which may be treated by the Company, the Guarantor, the Trustee and any agent thereof as owner and holder of this Security for all purposes.
     Unless this certificate is presented by an authorized representative of DTC to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
     Unless and until it is exchanged in whole or in part for Securities in definitive form in the limited circumstances referred to in the Indenture, this global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

Registered No. [ ] CUSIP No. 377372 AF4 ISIN US377372AF47	Principal Amount: $[ ]
GLAXOSMITHKLINE CAPITAL INC.
Floating Rate Notes due 2010
Fully and Unconditionally Guaranteed by
GLAXOSMITHKLINE PLC
     GlaxoSmithKline Capital Inc., a corporation organized under the laws of the State of Delaware (hereinafter called the “Company,” which term shall include any successor entity under the Indenture), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or registered assigns, upon presentation, the principal sum of [ ] dollars ($[ ]) on May 13, 2010 (the “Maturity Date”) and to pay interest thereon from May 13, 2008, or from the most recent interest payment date to which interest has been paid or duly provided for, on February 13, May 13, August 13 and November 13 in each year (each, an “Interest Payment Date”), commencing on August 13, 2008 to, but excluding, the next Interest Payment Date or Maturity Date, as the case may be. This Security will bear interest from May 13, 2008, to, but excluding, August 13, 2008 at an initial interest rate of LIBOR (as defined on the reverse hereof) plus 0.625% per annum and thereafter at an interest rate that will be reset quarterly on February 13, May 13, August 13 and November 13 of each year (each, an “Interest Reset Date”), commencing

August 13, 2008, equal to LIBOR plus 0.625% per annum, until the entire principal hereof is paid or made available for payment.
     The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) preceding the related Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date, and may either be paid to the Person in whose name this Security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series at least 15 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
     Payment of the Principal of and interest on and any Additional Amounts in respect of this global Security will be paid to DTC for the purpose of permitting DTC to credit the principal and interest received by it in respect of this global Security to the accounts of the beneficial owners thereof; provided, however, that if this Security is not a global Security, payment of the Principal of, interest on and Additional Amounts, if any, in respect of this Security will be made at the office or agency of the Trustee in The City of New York, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, further, that at the option of the Company payment of interest may be made by (a) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (b) transfer to an account of the Person entitled thereto located inside the United States.
     If any Interest Payment Date, other than the Maturity Date, for this Security would fall on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date would fall on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest will accrue after such Maturity Date.
     If any Interest Reset Date would fall on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.
     A “Business Day” is any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.
     Additional provisions of this Security are set forth following the signature page hereof, which provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this [   ] day of [   ], [   ].

GLAXOSMITHKLINE CAPITAL INC.
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one or all of the Securities of the series designated “Floating Rate Notes due 2010” pursuant to the within-mentioned Indenture.

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee
By:
Authorized Signatory

GUARANTEE
OF
GLAXOSMITHKLINE PLC
     For value received, GlaxoSmithKline plc, a public limited company incorporated under the laws of England and Wales, having its principal executive offices at 980 Great West Road, Brentford, Middlesex TW8 9GS, England (the “Guarantor,” which term includes any Person as a successor Guarantor under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby fully and unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder the due and punctual payment of the Principal of, interest on and any Additional Amounts payable in respect of such Security and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable, whether on the Maturity Date, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein. In case of the failure of GlaxoSmithKline Capital Inc., a corporation organized under the laws of the State of Delaware (the “Company,” which term includes any successor Person under such Indenture), to punctually make any such payment of Principal, interest or Additional Amounts or any such sinking fund or analogous payment, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Maturity Date or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.
     The indebtedness evidenced by this Guarantee is ranked equally and pari passu with all other unsecured and unsubordinated indebtedness of the Guarantor.
     The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or such Indenture, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of such Security or the Trustee or any other circumstance that may otherwise constitute a legal or equitable discharge of a guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the Principal of such Security, or increase the interest rate thereon, or alter the Maturity Date thereof, or increase the Principal of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Article Seven of such Indenture. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the Principal of, interest on and Additional Amounts payable in respect of such Security. This Guarantee is a guarantee of payment and not of collection.

     The Guarantor shall be subrogated to all rights of the Holder of such Security and the Trustee against the Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the Principal of, interest on and Additional Amounts payable in respect of all Securities of the same series issued under such Indenture shall have been paid in full.
     No reference herein to such Indenture and no provision of such Indenture shall alter or impair the guarantees of the Guarantor, which are absolute and unconditional, of the due and punctual payment of the Principal of, interest on and Additional Amounts payable in respect of, and any sinking fund or analogous payments with respect to, the Security upon which this Guarantee is endorsed.
     This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually executed by or on behalf of the Trustee under such Indenture.
     All terms used in this Guarantee that are defined in such Indenture shall have the meanings assigned to them in such Indenture.
     This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.
     IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed this [   ] day of [   ], [   ].

GLAXOSMITHKLINE PLC, as the Guarantor
By:
Name:
Title:

Floating Rate Notes due 2010
     This Security is one or all of a duly authorized issue of securities of the Company (herein called the “Securities”), initially limited in aggregate principal amount to $1,000,000,000, issued and to be issued in one or more series under an Indenture, dated as of April 6, 2004 (herein called the “Indenture”), among the Company, GlaxoSmithKline plc, as Guarantor (the “Guarantor”) and Law Debenture Trust Company of New York (as successor to Citibank, N.A., pursuant to an Instrument of Resignation, Appointment and Acceptance dated December 27, 2007 among the Company, the Guarantor, Law Debenture Trust Company of New York and Citibank, N.A.), as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one or all of the series designated as the “Floating Rate Notes due 2010.”
     The calculation agent, who shall be the Trustee, or its successor appointed by the Company, will determine the initial interest rate by reference to LIBOR on the second London Banking Day preceding the issue date and the interest rate for each succeeding Interest Reset Date by reference to LIBOR on the second London Banking Day preceding the applicable Interest Reset Date (each, an “Interest Determination Date”). Promptly upon such determination, the calculation agent will notify the Company and the Trustee (if the calculation agent is not the Trustee) of the new interest rate. Upon the request of a holder of this Security, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date.
     A “London Banking Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.
     “LIBOR” will be determined by the calculation agent in accordance with the following provisions:
(1)	With respect to any Interest Determination Date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (2) below.

(2)	With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in The City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be LIBOR in effect with respect to the immediately preceding Interest Determination Date.
     “Reuters Page LIBOR01” means the display that appears on Reuters (or any successor service) page LIBOR01 (or any page as may replace such page on such service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.
     The amount of interest accrued on this Security to each Interest Payment Date will be calculated by multiplying the principal amount of this Security by an accrued interest factor. The accrued interest factor will be equal to the sum of the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is equal to the interest rate applicable to that day divided by 360. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date, or, if none, the initial interest rate.
     As provided in and subject to the provisions of the Indenture, the Securities in this series are redeemable in whole but not in part, at the discretion of the Company, if: (a) the Company determines that as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom (or of any political subdivision or taxing authority thereof) or the United States (or of any political subdivision or taxing authority thereof), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, the Company would be required to pay Additional Amounts with respect to such series of Securities on the next succeeding Interest Payment Date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company or the Guarantor, or withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the Company directly from the Guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the Company or the Guarantor (or any affiliate) or (b) the Company determines, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom (or any political subdivision or taxing authority thereof) or the United States (or any political subdivision or taxing authority thereof) there is a substantial probability that the circumstances described in subsection (a) above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts. The Company or the Guarantor will also pay to each Holder, or make available for payment to each such Holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price.
     In the event of a redemption as described in the preceding paragraph, notice of such redemption to the Holders of Securities of any series to be redeemed in whole but not in part at the option of the Company shall be given by mailing notice of such redemption by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such Holders of Securities of such series at their last addresses as they shall appear upon the Security Register of the Company.
     The Indenture contains provisions for defeasance of (a) the entire indebtedness of this Security and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company and the Guarantor, in each case, upon compliance by the Company and the Guarantor with certain conditions set forth in the Indenture, which provisions apply to this Security.
     If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of all such affected series at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee and offered the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request and, for 60 days after receipt of such notice, request and offer of indemnity, the Trustee shall have failed to institute any such proceeding, and, during such 60-day period, the Trustee shall not have received from the Holders of a majority in principal amount of the Securities of this series at the time outstanding a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of Principal hereof or interest hereon on or after the respective due dates expressed herein.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities affected by such amendment. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company or the Guarantor, or both, with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     The Company may, without the consent of the Holders of the Securities, increase the principal amount of the Securities by issuing additional Securities in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the date of issuance of the additional Securities and with the same CUSIP number as the Securities. The Securities and any additional Securities shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture. The Company will not issue any additional Securities unless such additional Securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place of payment where the Principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Guarantor and the Trustee for the Securities duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denomination and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.

     The obligations of the Company and the Guarantor under the Indenture and this Security and all documents delivered in the name of the Company or the Guarantor, as the case may be, in connection herewith and therewith do not and shall not constitute personal obligations of the directors, officers, employees, agents or shareholders of the Company or the Guarantor or any of them, and shall not involve any claim against or personal liability on the part of any of them, and all persons including the Trustee shall look solely to the assets of the Company and the Guarantor for the payment of any claim thereunder or for the performance thereof and shall not seek recourse against such directors, officers, employees, agents or shareholders of the Company or the Guarantor or any of them or any of their personal assets for such satisfaction. The performance of the obligations of the Company and the Guarantor under the Indenture and this Security and all documents delivered in the name of the Company or the Guarantor, as the case may be, in connection therewith shall not be deemed a waiver of any rights or powers of the Company or the Guarantor or their respective directors or shareholders under the Company’s or the Guarantor’s respective Memorandum and Articles of Association.
     All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     The Indenture and the Securities, including this Security, shall be governed by and construed in accordance with the law of the State of New York.
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Securities, and reliance may be placed only on the other identification numbers printed hereon.

ASSIGNMENT FORM
FOR VALUE RECEIVED, the undersigned hereby
sells, assigns and transfers unto
PLEASE INSERT SOCIAL
SECURITY OR OTHER IDENTIFYING
NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address, including Zip Code, of Assignee)

the within Security of the company and                                          hereby does irrevocably constitute and appoint

attorney to transfer said Security on the books of the within-named company with full power of substitution in the premises.
Dated:

Signature

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Security in every particular, without alteration or enlargement or any change whatever.
Signature Guaranteed:

NOTICE: Signature(s) must be guaranteed by an “eligible guarantor institution” that is a member or participant in a “signature guarantee program” (e.g., the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Program).